Exhibit 4.1

TEVA PHARMACEUTICAL FINANCE COMPANY LLC,

as Issuer

TEVA PHARMACEUTICAL INDUSTRIES LIMITED,

as Guarantor

and

THE BANK OF NEW YORK MELLON

as Trustee

THIRD SUPPLEMENTAL SENIOR INDENTURE

Dated as of March 16, 2010

to the Senior Indenture dated as of January 31, 2006,

as supplemented by the First Supplemental Senior Indenture, dated as of January 31, 2006,

as supplemented by the Second Supplemental Senior Indenture, dated as of January 31, 2006,

Regarding the series of debentures designated

0.25% Convertible Senior Debentures due 2026

THIRD SUPPLEMENTAL INDENTURE, dated as of March 16, 2010 (this “Third Supplemental Indenture”), among Teva Pharmaceutical Finance Company LLC, a limited liability company formed under the laws of the State of Delaware (the “Issuer”), Teva Pharmaceutical Industries Limited, a corporation incorporated under the laws of Israel (the “Guarantor”), and The Bank of New York Mellon, as trustee (the “Trustee”). All capitalized terms used but not defined herein shall have the meanings accorded such terms in the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee a Senior Debt Indenture, dated as of January 31, 2006 (the “Base Indenture”), providing for the issuance from time to time of one or more series of its senior unsecured debentures, notes or other evidences of indebtedness (the “Securities”);

WHEREAS, the Issuer, pursuant to Section 7.01(e) of the Base Indenture, has heretofore executed and delivered to the Trustee a First Supplemental Indenture, dated as of January 31, 2006 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), supplementing the Base Indenture to establish the terms of the Issuer’s 0.25% Convertible Senior Debentures Due 2026 (the “Debentures”);

WHEREAS, the Issuer, pursuant to Section 7.01(e) of the Base Indenture, has heretofore executed and delivered to the Trustee a Second Supplemental Indenture, dated as of January 31, 2006, supplementing the Base Indenture to establish the terms of the Issuer’s 5.550% Senior Notes due 2016 and 6.150% Senior Notes due 2036; and

WHEREAS, the Issuer, in accordance with Section 7.01(d) of the Base Indenture and Section 11.1 of the First Supplemental Indenture, proposes in and by this Third Supplemental Indenture to supplement the Indenture to cure an ambiguity, to correct a provision therein which may be defective and to make such other provisions in regard to matters or questions arising under the Indenture as the Issuer and the Guarantor deems necessary and which does not adversely affect the interests of the Holders of the Debentures in any material respect, as this Third Supplemental Indenture conforms the provisions of the Indenture to the description of the Debentures contained in the Issuer’s prospectus supplement dated January 27, 2006, as further provided herein;

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

The Issuer, the Guarantor and the Trustee mutually covenant and agree as follows:

ARTICLE 1

Clause (iv) of Section 9.17 of First Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

(iv) “Settlement Period” means the 20 Trading Day period:

(1) ending one Trading Day immediately preceding the Redemption Date, if the Issuer has called the Debentures delivered for conversion for redemption;

(2) ending one Trading Day immediately preceding the 30th day after the Issuer sends a Non-Stock Change of Control Issuer Notice or Fundamental Change Issuer Notice, if the Issuer sends such notice;

(3) ending one Trading Day immediately preceding the Stated Maturity, if the Holder delivers the conversion notice during the period beginning 25 Trading Days immediately preceding the Stated Maturity and ending one Trading Day immediately preceding the Stated Maturity; and

(4) in all other cases, beginning on the second Trading Day following the conversion date for those Debentures.

ARTICLE 2

Section 2.1 Scope of Third Supplemental Indenture.

The changes, modifications and supplements to the Indenture effected by this Third Supplemental Indenture shall only be applicable with respect to, and govern the terms of, the Debentures and shall not apply to any other Securities that may be issued by the Issuer under the Indenture.

Section 2.2 Provisions of Third Supplemental Indenture for the Sole Benefit of Parties and Holders of Debentures.

Nothing in this Third Supplemental Indenture, the Indenture or in the Debentures or the Guarantees, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and their successors and the Holders of the Debentures, any legal or equitable right, remedy or claim under this Third Supplemental Indenture or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of the Holders of the Debentures.

Section 2.3 Successors and Assigns of Issuer and Guarantor Bound by Third Supplemental Indenture.

All the covenants, stipulations, promises and agreements in this Third Supplemental Indenture contained by or in behalf of the Issuer shall bind its successors and assigns, whether so expressed or not. All the covenants, stipulations, promises and agreements in this Third Supplemental Indenture contained by or in behalf of the Guarantor shall bind its successors and assigns, whether so expressed or not.

Section 2.4 Conflict of any Provisions of Third Supplemental Indenture with Trust Indenture Act of 1939.

If and to the extent that any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision included in this Third Supplemental Indenture by operation of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 (an “incorporated provision”), such incorporated provision shall control.

Section 2.5 New York Law to Govern.

This Third Supplemental Indenture and each Debenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.6 Counterparts.

This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.7 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.8 Submission to Jurisdiction.

Each of the Issuer and the Guarantor agrees that any legal suit, action or proceeding arising out of or based upon this Third Supplemental Indenture may be instituted in any federal or state court sitting in New York City, and, to the fullest extent permitted by law, waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such court in any law suit, action or proceeding. Each of the Issuer and the Guarantor, as long as any of the Debentures remain Outstanding or the parties hereto have any obligation under this Third Supplemental Indenture, shall have an authorized agent (the “Authorized Agent”) in the United States upon whom process may be served in any such legal action or proceeding. Service of process upon such agent and written notice of such service mailed or delivered to it shall to the extent permitted by law be deemed in every respect effective service of process upon it in any such legal action or proceeding and, if it fails to maintain such agent, any such process or summons may be served by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder. The Issuer and the Guarantor each hereby appoints Teva Pharmaceuticals USA, Inc. (1090 Horsham Road, North Wales, PA 19454) as its agent for such purposes, and covenants and agrees that service of process in any legal action or proceeding may be made upon it at such office of such agent.

Section 2.9 Supplemental Indentures Without Consent of Holders.

The Issuer and the Trustee may amend, modify or supplement this Third Supplemental Indenture or the Debentures without the consent of any Holder to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under this Third Supplemental Indenture or under any supplemental indenture as the Issuer or the Guarantor may deem necessary or desirable and which shall not adversely affect the interests of the Holders of the Debentures in any material respect; provided, further, that any amendment made solely to conform the provisions of this Third Supplemental Indenture to the description of the Debentures contained in the Issuer’s prospectus supplement dated January 27, 2006 will not be deemed to adversely affect the interests of the Holders of the Debentures.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

Very truly yours,

TEVA PHARMACEUTICAL FINANCE COMPANY LLC, AS ISSUER

By	/s/ William Marth
	Name:	William Marth
	Title:	President

By	/s/ Deborah Griffin
	Name:	Deborah Griffin
	Title:	Vice President & Treasurer

TEVA PHARMACEUTICAL INDUSTRIES LIMITED, AS GUARANTOR

By	/s/ Eyal Desheh
	Name:	Eyal Desheh
	Title:	Chief Financial Officer

By	/s/ S. Ben-Zvi
	Name:	S. Ben-Zvi
	Title:	Vice President, Finance

THE BANK OF NEW YORK MELLON, AS TRUSTEE

By	/s/ Joanne Adamis
	Name:	Joanne Adamis
	Title:	Vice President